EXHIBIT 99

Investor Contact: Media Contact:	Donald J. MacLeod (716) 842-5138 Michael C. Zabel (716) 842-5385	FOR IMMEDIATE RELEASE December 20, 2004

M&T Bank Corporation Announces New Stock Buyback Program

BUFFALO, NEW YORK — M&T Bank Corporation (“M&T”) (NYSE:MTB) announced that its Board of Directors has authorized the repurchase of up to 5 million additional shares of its common stock. This represents approximately 4.3% of common shares currently outstanding. Under this authorization, shares of common stock may be purchased from time-to-time in the open market or in privately negotiated transactions.

M&T also announced that it has completed the 5 million share repurchase program previously authorized by its Board of Directors on February 17, 2004. The average purchase price per share under that program was $93.68.

M&T is a bank holding company whose banking subsidiaries, Manufacturers and Traders Trust Company and M&T Bank, National Association, operate branch offices in New York, Pennsylvania, Maryland, Virginia, West Virginia, Delaware and the District of Columbia.

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